Exhibit A

ISS and Glass Lewis Recommend Cliffs Natural Resources Shareholders

Vote FOR Casablanca Capital Director Nominees on GOLD Proxy Card

Reports Issued By Leading Proxy Advisory Firms State Casablanca Has Made A Compelling Case For Change

And Cliffs’ Directors Need to Be Held Accountable

New York – July 16, 2014 – Casablanca Capital LP, (“Casablanca”) today announced that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co (“Glass Lewis”), the nation’s two leading independent proxy voting and corporate governance advisory firms, have both recommended that Cliffs shareholders vote on the GOLD proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders on July 29, 2014. Casablanca is the beneficial owner of approximately 5.2% of Cliffs shares.

In making its recommendation, ISS noted:

“The dissident has made a compelling case that a change to the composition of the board is necessary at this time… The board would benefit from a greater shareholder perspective to work through the difficult strategic decisions it must make… Ultimately, Cliffs will need a sober, expansive evaluation of its strategic alternatives, and the dissident has demonstrated the board would benefit from a greater shareholder perspective as it does so…As the dissident has made a compelling case that change is needed at the board level, votes FOR dissident nominees…on the GOLD card are warranted.”

In making its recommendation, Glass Lewis noted:

“The Company’s stock price performance has been worse than its peers ever since the Company acquired the Bloom Lake project approximately three years ago… It’s probably safe to say at this point that the Company overpaid for many of its recent acquisitions at the expense of shareholders…. In our view, shareholder support for most of the Dissident Nominees would send a strong message to the board that the Company’s long-tenured directors need to be held accountable for the Company’s performance… Accordingly, we recommend that shareholders vote on the Dissident’s GOLD proxy card.”

Donald Drapkin, Chairman of Casablanca, said, “We are extremely pleased that both ISS and Glass Lewis have issued strong recommendations in support of our campaign for change at the Board and have joined us in urging Cliffs shareholders to vote the GOLD proxy card in support of independent, highly-experienced and well-respected director nominees.”

Casablanca considers the vote of all Cliffs shareholders to be important, and encourages all Cliffs shareholders to sign, date, and return the GOLD proxy card. If stockholders have previously signed a white card, they may revoke that vote by immediately signing, dating, and mailing Casablanca’s GOLD proxy card. Shareholders with questions about how to vote the GOLD card, or who need additional information, should contact Casablanca’s proxy solicitor, Okapi Partners, at (212) 297-0720 or (877) 274-8654 (toll-free), or visit www.fixcliffs.com for further information.

Additional information regarding Casablanca’s investment in Cliffs can be found at www.fixcliffs.com.

437 Madison Avenue, 28th Floor

New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: (877) 274-8654

E-mail: info@okapipartners.com

About Casablanca Capital LP

Casablanca Capital is an Event Driven and Activist investment manager based in New York, founded in 2010 by Donald G. Drapkin and Douglas Taylor.  Casablanca invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, Boards, and shareholders of those companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus. In 2011, Casablanca successfully initiated a campaign at Mentor Graphics Corporation to improve profitability and enhance value at the company, working with shareholders to elect three nominees to Mentor’s Board.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Cliffs Natural Resources Inc. ("Cliffs"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casablanca Capital LP ("Casablanca") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casablanca reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casablanca disclaims any obligation to update the information contained herein. Casablanca and/or one or more of the investment funds it manages may purchase additional Cliffs shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Media Contacts:

Sard Verbinnen & Co

George Sard/Matt Benson

212-687-8080

Investor Contacts:

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh/Lydia Mulyk

212-297-0720

CASABLANCA CAPITAL LP, DONALD G. DRAPKIN AND DOUGLAS TAYLOR (COLLECTIVELY, “CASABLANCA") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CLIFFS NATURAL RESOURCES INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASABLANCA, ROBERT P. FISHER, JR., CELSO LOURENCO GONCALVES, JOSEPH RUTKOWSKI, JAMES S. SAWYER AND GABRIEL STOLIAR (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CASABLANCA'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (877) 274-8654.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CASABLANCA WITH THE SEC ON JUNE 12, 2014 AND IN THE DEFINITIVE ADDITIONAL MATERIALS ON SCHEDULE 14A FILED BY CASABLANCA WITH THE SEC ON JULY 1, 2014 AND JULY 3, 2014. THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.